QUEST RESOURCE CORPORATION
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

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                                                        Year        Year          Year     Seven Months       Year      Three Months
                                                       Ended       Ended         Ended        Ended          Ended          Ended
                                                      May 31,     May 31,       May 31,    December 31,   December 31,    March 31,
                                                        2002        2003          2004        2004            2005          2006
EARNINGS:
---------
   Income (loss) before income taxes and
   cumulative effect of accounting change            $196,000   $(3,189,000)  $ (610,000)  $(4,863,000)  $(31,941,000)  $ 8,717,000
   Interest expense (a)                               216,000       727,000    8,057,000    10,147,000     26,365,000     3,822,000
   (Gain) loss on investment in equity investees
   in excess of distributed earnings                        -             -            -             -              -             -
   Amortization of capitalized interest                     -             -            -             -              -             -
   Bond discount amortization (b)                           -             -            -             -              -             -
   Loan cost amortization                                   -        20,000      172,000       530,000      5,106,000       266,000
                                                     --------   ------------  -----------  ------------  -------------  -----------
   Earnings                                          $412,000   $(2,442,000)  $7,619,000   $ 5,814,000   $   (470,000)  $12,805,000
                                                     ========   ============  ===========  ============  =============  ===========
FIXED CHARGES:
--------------
   Interest expense                                   216,000       727,000    8,057,000    10,147,000     26,365,000     3,822,000
   Capitalized interest                                     -             -            -             -              -             -
   Bond discount amortization                               -             -            -             -              -             -
   Loan cost amortization                                   -        20,000      172,000       530,000      5,106,000       266,000
                                                     --------   ------------  -----------  ------------  -------------  ------------
   Fixed Charges                                     $216,000   $   747,000   $8,229,000   $10,677,000   $ 31,471,000   $ 4,088,000
                                                     ========   ============  ===========  ============  =============  ============
Preferred Stock Dividends
   Preferred Dividend Requirements                   $ 10,000   $    10,000      $10,000   $     6,000   $     10,000   $         -
     Ratio of income before provision for taxes
     to net income                                        1.6           0.9          1.7           1.0            1.0           1.0
                                                     --------   ------------  -----------  ------------  -------------  ------------
                Subtotal-Preferred Dividends         $ 16,000   $     9,000      $17,000   $     6,000   $     10,000   $         -
   Combined Fixed Charges and Preferred Dividends    $232,000   $   756,000   $8,246,000   $10,683,000   $ 31,481,000   $ 4,088,000
   Ratio of Earnings of Fixed Charges                     1.9          (3.3)         0.9           0.5           (0.0)          3.1
   Insufficient coverage                             $      -   $ 3,189,000   $  610,000   $ 4,863,000   $ 31,941,000   $         -
   Ratio of Earnings to Combined Fixed Charges
   and Preferred Dividends                                1.8          (3.2)         0.9           0.5           (0.0)          3.1
   Insufficient coverage                             $      -   $ 3,198,000   $  627,000   $ 4,869,000   $ 31,951,000   $         -
   (a)  Excludes the effect on unrealized gains or losses on interest rate derivatives.
   (b)  Amortization of bond discount is excluded since it is included in interest income.
   (c)  Amounts of income before provision for taxes and net income exclude the cumulative effect of accounting change.
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